Exhibit 10.1

EXECUTION COPY

UNIT PURCHASE AGREEMENT

among

EVERETT SMITH GROUP, LTD.

and

SPARTON ONYX, LLC

dated as of

November 2, 2012

TABLE OF CONTENTS

UNIT PURCHASE AGREEMENT	1

1. PURCHASE AND SALE OF UNITS	1
1.1 Transaction	1
1.2 Designated Purchasers	1

2. PURCHASE PRICE; PAYMENT	1
2.1 Purchase Price	1
2.2 Payment	2
2.3 Determination of Net Working Capital	2

3. REPRESENTATIONS AND WARRANTIES	5
3.1 Representations and Warranties of the Member	5
3.2 Representations and Warranties of Buyer	21
3.3 No Other Representations or Warranties	23

4. COVENANTS PRIOR TO CLOSING	23
4.1 Intentionally Omitted	23
4.2 Repayment of Funded Indebtedness	23
4.3 Cash and Cash Equivalents	23
4.4 Pre-Closing Access to Information; Confidentiality	23
4.5 Conduct of Business Pending the Closing	24
4.6 Cooperation; Efforts	26
4.7 Notification	26
4.8 Augustine	26
4.9 Concrete Floor	26
4.10 Bank Accounts	26

5. ADDITIONAL COVENANTS	27
5.1 Employee Matters	27
5.2 Insurance	29
5.3 Post-Closing Access to Information	30
5.4 Tax Matters	30
5.5 Confidentiality	33
5.6 No Shopping	33
5.7 Release	33
5.8 Building Expansion Costs	34
5.9 Accounts Receivable	34

6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	34
6.1 Accuracy of Representations and Warranties	34
6.2 Performance of Obligations	34
6.3 Delivery of Documents	35
6.4 No Legal Prohibition	35
6.5 Regulatory Approvals	35
6.6 Material Adverse Effect	35
6.7 TSA	35

7. CONDITIONS PRECEDENT TO MEMBER’S OBLIGATIONS	35
7.1 Accuracy of Representations and Warranties	35
7.2 Performance of Obligations	35
7.3 Delivery of Purchase Price and Documents	36
7.4 No Legal Prohibition	36
7.5 Regulatory Approvals	36

8. INDEMNIFICATION	36
8.1 Indemnification by the Member	36
8.2 Indemnification By Buyer	38
8.3 Procedures Relating to Indemnification Among the Member and Buyer	38
8.4 Procedures Relating to Indemnification for Third Party Claims	39
8.5 Setoff	40
8.6 Exclusive Remedy	40

9. CLOSING	40
9.1 Closing Date	40
9.2 Items to be Delivered by the Member	40
9.3 Items to be Delivered by Buyer	41

10. TERMINATION	42
10.1 General	42
10.2 Post-Termination Obligations	42
10.3 No Liabilities in Event of Termination	43

11. MISCELLANEOUS	43
11.1 Counterparts	43
11.2 Publicity	43
11.3 Entire Agreement	43
11.4 Assignment	43
11.5 Governing Law and Language	44
11.6 Consent to Jurisdiction	44
11.7 Amendment	44
11.8 Waiver	44
11.9 Notice	44
11.10 Expenses	45
11.11 Disclosure Schedule	45
11.12 Conflicts; Certain Communications	46
11.13 No Third-Party Beneficiaries	47
11.14 Interpretive Provisions	47
11.15 Definitions	47

ii

EXHIBITS

Exhibit 4.5	—	Conduct of Business Pending the Closing
Exhibit 5.4(k)	—	Purchase Price Allocation
Exhibit 11.15	—	Reference Closing Statement
Exhibit A	—	Escrow Agreement
Exhibit B		Transition Services Agreement

DISCLOSURE SCHEDULES

3.1(g)(i)	Financial Statements
3.1(g)(ii)	Financial Statements
3.1(i)	Absence of Certain Changes
3.1(j)	Litigation; Existing Claims
3.1(m)	Environmental Matters
3.1(p)	Material Contracts
3.1(q)	Benefit Plans
3.1(r)	Intellectual Property
3.1(t)	Insurance
3.1(u)(ii)	Labor and Employment
3.1(v)(i)	Customer and Supplier Relationships
3.1(v)(ii)	Customer and Supplier Relationships
3.1(y)	Product Warranty
3.1(bb)	Bank Accounts
3.1(ff)	Liens
3.1(ff)(i)	Owned Real Estate
3.1(ff)(ii)	Leased Real Estate
4.8	Augustine Inventory
5.1(g)	Extended Plans
8.1(a)(ix)	Consent

iii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is effective as of November 2, 2012 among Everett Smith Group, Ltd. (the “Member”) and Sparton Onyx, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 11.15.

WHEREAS, the Member owns all of the outstanding limited liability company interests of Onyx EMS, LLC, a South Dakota limited liability company (the “Company”) and the Company owns all of the issued and outstanding capital stock of Resonant Power Technology, Inc., a Wisconsin corporation (“RPT”);

WHEREAS, the Company is engaged in providing electronics manufacturing services for complex applications (the “Business”); and

WHEREAS, Buyer desires to purchase from the Member, and the Member desires to sell to Buyer, all right, title and interest of the Member in and to the outstanding limited liability company interests of the Company (the “Units”) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1. PURCHASE AND SALE OF UNITS

1.1 Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date, Member shall sell and transfer to Buyer, and Buyer shall purchase and accept from Member the Units, free and clear of all Liens.

1.2 Designated Purchasers. Prior to the Closing Date, Buyer may, upon not less than five Business Days’ prior written notice to the Member, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned subsidiaries (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated by this Agreement; provided, however, that (a) such assignment shall be effective only if such Designated Purchaser provides the Member with written acceptance thereof, in form and substance acceptable to the Member, prior to the Closing Date and (b) Buyer and each Designated Purchaser shall be and remain jointly and severally liable for all obligations of Buyer and each Designated Purchaser under this Agreement and all documents and instruments to be executed and delivered by Buyer or any Designated Purchaser pursuant hereto.

2. PURCHASE PRICE; PAYMENT

2.1 Purchase Price. The purchase price for the Units (the “Purchase Price”) shall be an amount equal to $43,250,000, plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is greater than $11,122,000 or minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than $11,122,000.

2.2 Payment. The Purchase Price shall be paid as follows:

(a) Payment to Member. At the Closing, Buyer shall deliver to the Member an amount equal to $43,250,000 less the Escrow Amount.

(b) Payment of Adjustment Amount. On or before the fifth Business Day following the determination of the Final Closing Statement, either (i) Buyer shall pay to the Member the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is greater than $11,122,000 or (ii) the Member shall pay the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than $11,122,000.

(c) Method of Payment. All payments under this Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to an account that the recipient, at least 48 hours prior to the time for payment specified under this Section 2.2, has designated.

(d) Escrow. Buyer shall deposit with the Escrow Agent the Escrow Amount at Closing. An amount equal to 50% of the available Escrow Amount shall be released to Member on the one year anniversary of the Closing. Any available remaining amount of the Escrow Amount shall be released to Member on the eighteen (18) month anniversary of Closing. The Escrow Amount shall be held and/or released in accordance with the terms of the Escrow Agreement.

(e) Prorations. Seller shall pay, at or prior to Closing, all real estate taxes, assessments and water charges which are due as of Closing, to the extent not included on the Final Closing Statement. Current taxes and assessments shall be prorated in the manner which is customary for location of the Owned Real Estate.

2.3 Determination of Net Working Capital.

(a) Preparation of Preliminary Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Member an unaudited statement that shall set forth the Current Assets, Current Liabilities and Net Working Capital as of the opening of business on the Closing Date (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be prepared in a manner consistent with the preparation, and in the form, of the Reference Closing Statement as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies. In preparing the Preliminary Closing Statement, the respective amounts included therein for reserves (in the form of an accrued liability or an offset to an asset or similar item) relating to any of the Current Assets or Current Liabilities, the amount of which was determined for the Reference Closing Statement by subjective estimates, shall be equal to the respective amounts (including the absence of a reserve or zero) included in respect of such items on the Reference Closing Statement, except to reflect (1) changes in circumstances or events (including changes to reserves to reflect costs incurred or payments made) occurring between the date of this Agreement and the opening of business on the Closing Date to the knowledge of Buyer and the Member on the date on which Buyer delivers the Preliminary Closing Statement to the Member or (2) changes occurring between the date of this Agreement and the date on which Buyer delivers the Preliminary Closing Statement to the Member in information known to Buyer and the Member as of the opening of business on the Closing Date concerning circumstances or events occurring prior to the date of this Agreement (in which event the second sentence of this Section 2.3(a) shall govern the determination of any changes in the reserve).

(b) Closing Statement Objection. Within thirty (30) days after Buyer delivers the Preliminary Closing Statement to the Member, the Member shall complete its review of the Preliminary Closing Statement. If the Member wishes to object to the content of the Preliminary Closing Statement, then the Member shall inform Buyer on or before the last day of such thirty (30) day period by delivering a written notice to Buyer (a “Closing Statement Objection”) setting forth a description of the basis of the Closing Statement Objection and the adjustments to the Net Working Capital that the Member believes should be made.

(c) Response to Closing Statement Objection. If the Member delivers a Closing Statement Objection to Buyer, then Buyer shall have thirty (30) days to review and respond to the Closing Statement Objection by delivering written notice to the Member specifying the scope of its disagreement with the information set forth in it.

(d) Dispute Resolution.

(i) If Buyer delivers a written notice to the Member in response to a Closing Statement Objection, then Buyer and the Member shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement and the calculation of the Net Working Capital as of the opening of business on the Closing Date (the “Closing Statement Dispute”).

(ii) If Buyer and the Member are unable to resolve the Closing Statement Dispute within 30 days after Buyer delivers a written notice to the Member in response to a Closing Statement Objection, then, at any time thereafter, either Buyer or the Member may elect to have the Closing Statement Dispute resolved by Baker Tilly, or another nationally recognized firm of independent public accountants as to which Buyer and the Member mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Section 2.3(a), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Statement requires adjustment. In connection with the engagement of the CPA Firm, Buyer and the Member shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Closing Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Closing Statement Dispute, the CPA Firm shall utilize the criteria set forth in Section 2.3(a). The CPA Firm’s determination of the Closing Statement Dispute shall be conclusive and binding upon all Parties.

(iii) The Parties shall share equally in the fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(d)(ii).

(e) Cooperation. Buyer shall not, and shall cause its Affiliates not to, take any action with respect to the accounting books, records, policies and procedures of the Company that would obstruct or prevent the preparation or review of the Preliminary Closing Statement. The Parties shall cooperate with each other in connection with the review of the deliveries under this Section, including (i) providing the other Party and its representatives upon advance written notice with reasonable access during normal and reasonable business hours to any books, records (including work papers, schedules, memoranda and other documents), facilities and employees of such Party (in all events subject to such Party’s policies and procedures), (ii) causing employees of the foregoing to provide the Member as promptly as practicable after the Closing Date with customary financial information for the Company as reasonably requested for the period ending as of the opening of business on the Closing Date to the extent available, and (iii) cooperating in all reasonable respects with such Party and its representatives, including the provision on a timely basis of all other information necessary or useful in connection with the review of the Preliminary Closing Statement and, if applicable, Buyer’s response to a Closing Statement Objection.

(f) No Further Claim. After the determination of the Final Closing Statement pursuant to this Section 2.3 and the payment contemplated by Section 2.2(b), no Party shall have the right to make any claim based on the preparation of the Final Closing Statement or the calculation of the Net Working Capital as of the opening of business on the Closing Date (even if subsequent events or subsequently discovered facts would have affected the preparation of the Final Closing Statement or the calculation of the Net Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing).

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Member. Except as set forth in the corresponding sections of the disclosure schedule delivered by the Member to Buyer immediately prior to the execution and delivery of this Agreement (the “Disclosure Schedule”), the Member hereby represents and warrants to Buyer as of the date hereof and on the Closing Date as follows:

(a) Due Organization and Power.

(i) Member. Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Member has all requisite power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Member pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(ii) Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Dakota. The Company has all requisite company power, legal right and authority to own, operate and lease its properties and to carry on its business as and where it currently conducts its business. The Company is duly qualified or licensed to do business as a foreign company in each jurisdiction in which the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a Material Adverse Effect. Member has delivered to Buyer true and complete copies of all organizational documents of the Company and RPT, as amended to date.

(iii) RPT. RPT is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. RPT has all requisite corporate power, legal right and authority to own, operate and lease its properties and to carry on its business as and where it currently conducts its business. RPT is duly qualified or licensed to do business as a foreign company in each jurisdiction in which the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a Material Adverse Effect. Company owns all of the issued and outstanding capital stock of RPT, free and clear of all Liens.

(b) Authority. The Member has all requisite power, authority and legal capacity to execute and deliver this Agreement and any ancillary agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and any ancillary agreements to which Company and/or RPT is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action as is necessary on behalf of the Member. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Member pursuant hereto will constitute, valid and binding agreements of the Member, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c) No Violation. Neither the execution and delivery by the Member of this Agreement or the other documents and instruments to be executed and delivered by the Member pursuant hereto nor the consummation by the Member of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to the Member, the Company or its subsidiaries, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Regulatory Law applicable to the transactions contemplated by this Agreement, (B) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect and (C) such authorization, consent, approval, filing or notice requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, (iii) will violate or conflict with, or constitute a default under, or result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of the Articles of Organization or Operating Agreement of the Company or the Certificate of Incorporation or Bylaws of Member or RPT or of any contract, agreement, commitment or arrangement to which Member, the Company or its subsidiaries is party, except for such violations, conflicts, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) will result in the creation of any Lien upon any of the Units or any of the assets of the Company or RPT (excluding, in the case of Liens on any of the assets of the Company or RPT, any Permitted Liens).

(d) No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, limited liability company, partnership or other entity other than RPT.

(e) Capitalization. No limited liability company interests of the Company are issued and outstanding, except for 1,000 limited liability company interests of the Company (i.e., the Units) that are owned of record and beneficially by Member. All Units are validly issued and outstanding and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, purchase options, call options or similar rights. Except as described above, the Company (i) has not issued securities convertible into or exchangeable for any securities of the Company, (ii) has not issued options, warrants or other rights to purchase or subscribe to any securities of the Company or securities that are convertible into or exchangeable for any securities of the Company and (iii) is not party to any Contract relating to the issuance, sale or transfer of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

(f) Title. The Member has title to the Units, free and clear of all Liens other than the lien of U.S. Bank National Association, as collateral agent. Upon payment of the Purchase Price as contemplated by this Agreement, the Member will convey to Buyer all of the Units and the Company will own all of the issued and outstanding capital stock in RPT, free and clear of all Liens (other than Liens created or suffered by Buyer).

(g) Financial Statements and Undisclosed Liabilities.

(i) Section 3.1(g)(i) of the Disclosure Schedule contains true and complete copies of (i) an unaudited balance sheet of the Company as of August 31, 2012 (the “Recent Balance Sheet”) and an unaudited income statement of the Company for the nine months then ended and (ii) an unaudited balance sheet of the Company as of November 30, 2011 and an unaudited income statement of the Company for the fiscal year then ended (collectively, the “Financial Statements”). Except as set forth in the notes thereto and subject to year-end adjustments and the absence of footnote disclosure, the Financial Statements were prepared in accordance with GAAP, as in effect on the date of the Financial Statements and applied on a basis consistent with past practice, and fairly present, in all material respects, the financial condition and results of operations of the Company and RPT as of the dates thereof and for the periods covered thereby. All Financial Statements are in accordance with the books and records of the Company and RPT, and such books and records are true and complete in all material respects.

(ii) Except as disclosed on Section 3.1(g)(ii) of the Disclosure Schedule, neither the Company nor RPT has any liability, nor is there any liability for which either of them is or may become liable, contingently or otherwise, required to be reflected or disclosed under GAAP which is not accrued or reserved against in the most recent Financial Statements, except for current liabilities which were incurred in the ordinary course of business after August 31, 2012 and which are consistent in nature and amount with the liabilities shown on the Financial Statements. To the knowledge of the Company, there is no circumstance, condition, event or arrangement that would reasonably be expected to hereafter give rise to any liabilities of the Company except in the ordinary course of business.

(h) Tax Matters.

(i) Returns. All Tax Returns required to be filed by or on behalf of the Company and/or RPT on or prior to the date of this Agreement have been timely filed and the Company and/or RPT timely paid the amount shown owing on such Tax Returns. All Taxes due and owing by the Company and/or RPT as of the date of the Recent Balance Sheet have been paid or adequately accrued in accordance with GAAP, as in effect on the date of the Recent Balance Sheet and applied on a basis consistent with past practice. Neither Company nor RPT is currently the beneficiary of any extension within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company and/or RPT. The Company and/or RPT have complied with all Laws relating to the withholding of Taxes.

(ii) Audits. As of the date of this Agreement, (A) except for a sales and use tax audit covering August 2009 to July 2012 and a federal tax audit of the Member’s consolidated return of which Company is a part that is in process covering tax years ending November 2009 and 2010 (the “Audits”), there is no audit examination, deficiency or proposed adjustment pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed or Taxes due and owing by the Company and/or RPT and (B) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of the Company and/or RPT with respect to a taxable period for which such statute of limitations is still open.

(iii) Affiliated Group Tax Matters. ESG Consolidated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company and/or RPT was a member of ESG Consolidated Group. All income Taxes owed by ESG Consolidated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which Company and/or RPT was a member of the group. There is no dispute or claim concerning any income Tax Liability of ESG Consolidated Group for any taxable period during which Company and/or RPT was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which Member and the directors and officers (and employees responsible for Tax matters) of Member have knowledge based upon personal contact with any agent of such authority. ESG Consolidated Group has not waived any statute of limitations in respect to any income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency for any taxable period during which Company and/or RPT was part of the group.

(iv) Miscellaneous. Neither Company nor any subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G. Neither Company nor RPT has distributed stock of another Person, and has not had its stock or interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361. Neither Company nor RPT has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Reg. Sec. 1.6011-4(b)(2). Neither Company nor any subsidiary is a party to any income Tax allocation or sharing arrangement that will survive the Closing.

(v) The reserves for Taxes reflected in the Financial Statements are adequate for the payment of all Taxes of the Company and/or RPT due or to become due in respect of all periods through the date of the Financial Statements.

(vi) All Taxes that the Company and/or RPT has been required to collect or withhold for, including, but not limited to, any employee, independent contractor, creditor, member, stockholder or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

(vii) Neither the Company nor RPT is a “foreign person” within the meaning of Code Section 1445(f)(3).

(viii) Neither the Company nor RPT’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A are likely to result in a participant’s incurring income acceleration or penalties under Code Section 409A. Neither the Company nor RPT has any indemnity obligation for any Taxes imposed under Code Section 409A.

(ix) Neither the Company nor RPT has been, since January 1, 2009, a party to a transaction (i) reported or intended to qualify as a reorganization under Code Section 368 or (ii) reported or intended to qualify as a distribution governed by Code Section 355 or 356.

(x) Neither the Company nor RPT is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of foreign, state or local law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; or (iv) an agreement entered into with any Governmental Entity on or prior to the Closing Date.

(i) Absence of Certain Changes. Other than as set forth in Section 3.1(i) of the Disclosure Schedule, from January 1, 2012 until the date of this Agreement, the Company and RPT have operated the Business in the ordinary course consistent with past practice (excluding efforts associated with the potential sale of the Company) and there has not been: (i) any Material Adverse Effect; (ii) any increase in the salaries or wages payable or to become payable to any Current Employee or any material increase in the benefits available under any Benefit Plan, except for such increases arising in the ordinary course of business consistent with past practice, as required under contractual arrangements (including individual employment agreements) or as required under applicable Law;

(iii) any entry by the Company or RPT into any employment, severance or termination Contract with any Current Employee or any amendment thereto, except in the ordinary course of business consistent with past practice; (iv) any sale, lease or other transfer or disposition of any material properties or assets of the Company or RPT, except in the ordinary course of business consistent with past practice; (v) any Funded Indebtedness incurred or guaranteed by the Company or RPT, other than in the ordinary course of business consistent with past practice and reflected in the Financial Statements; (vi) any entering into, material amendment to or early termination of any Material Contract, except in the ordinary course of business consistent with past practice; (vii) any material change in the accounting methods of the Company or RPT, except as required by GAAP or applicable Law; or (viii) any Material Adverse Effect on the Business.

(j) Litigation. Except for a $60,000 demand letter from Flurida and workers compensation claims made in the ordinary course of business and disclosed in Section 3.1(j) of the Disclosure Schedule (the “Existing Claims”), since January 1, 2009 until the date of this Agreement, (i) there has been no litigation, arbitration or similar proceeding pending or, to the knowledge of the Company, threatened against the Business, the Company or RPT and (ii) there has been no outstanding Order against the Business, the Company or RPT, except for such litigation, arbitration or similar proceeding or Order that would not interfere with the conduct of the Business as presently conducted or prevent or delay the transactions contemplated hereby.

(k) Laws and Orders. The Company, RPT and the Business are each in compliance with all, and are not violating any, Laws or Orders applicable to the Company, RPT and/or the Business, in all material respects.

(l) Licenses and Permits. The Company and RPT each have all licenses, permits, approvals, authorizations and consents of all Governmental Entities required for the conduct of the Business as currently conducted. Neither the Company nor RPT is violating any such licenses, permits, approvals, authorizations or consents, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

(m) Environmental Matters. The Member makes no representation or warranty in this Agreement as to any matters relating to the environment, Hazardous Substances or Environmental Laws except as expressly set forth in this Section 3.1(m). Except as set forth in Section 3.1(m) of the Disclosure Schedule:

(i) the Company and RPT have been and currently are in compliance with Environmental Laws applicable to the operations at the facilities owned or leased by them and any licenses, permits, approvals, authorizations or consents required to be obtained by them under applicable Environmental Laws to operate such facilities as currently operated;

(ii) no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of by the Company or any subsidiary at or from any facilities currently or formerly owned or leased by the Company or any subsidiary in a manner that violated any applicable Environmental Law;

(iii) Since January 1, 2006 neither the Company nor RPT has received written notice from any Governmental Entity that the operation of the Business, or any facilities currently or formerly owned or leased by the Company or RPT are in violation or allegedly in violation of, do not comply with or allegedly do not comply with, or are the basis for liability or alleged liability under, any applicable Environmental Law;

(iv) the Company has made available to Buyer all material environmental reports, audits, investigations and similar documents in the Company’s or RPT’s possession relating to real property owned or leased by the Company or RPT;

(v) neither the Company, nor to its knowledge any of its predecessors, has either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; and

(vi) none of the following exists at, on, or in or under any portion of the real property owned or operated now or in the past by the Company or any of its subsidiaries: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) polychlorinated biphenyls, (d) landfills, surface impounds, or disposal areas.

(vii) To the knowledge of the Company, no facts, events or conditions relating to the real property of the Company or relating to past or present facilities, properties or operations of the Company, RPT or any of their predecessors will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(n) Title to Assets; Liens. Each of the Company and RPT has good and valid title to or valid leasehold interest in all of the material properties and assets owned or leased by it, including such owned properties and assets reflected in the Recent Balance Sheet (except for property and assets sold since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice). Such owned properties and assets are held free and clear of Liens other than Liens created or suffered by Buyer or Permitted Liens.

(o) Condition of Assets. All material tangible personal property owned by the Company or RPT is in such working condition and repair sufficient to permit the use of such personal property as currently used in the Business as presently conducted (ordinary maintenance, wear and tear excepted).

(p) Material Contracts. Section 3.1(p) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which the Company or RPT is party or relates to the Business (each, a “Material Contract”):

(i) any Contract involving the lease of real or personal property by the Company that provides for annual rent payable by the Company in excess of $12,000 as of the date of this Agreement;

(ii) any Contract with a customer involving the future sale of goods by the Company that provides for a price, fee or other consideration payable to the Company in an annual period in excess of $50,000 as of the date of this Agreement;

(iii) any Contract with a supplier or other third party that provides for future annual expenditures by the Company in excess of $50,000 or $25,000 for a licensor as of the date of this Agreement;

(iv) any Contract evidencing outstanding Funded Indebtedness;

(v) any collective bargaining or other Contract with any labor union or other representative of a group of employees;

(vi) any employment Contract with any Current Employee that provides for future liability for payment of an annual salary or annual wages in excess of $100,000 as of the date of this Agreement, excluding Contracts that may be terminated by the Company on notice of not longer than 30 days without liability, penalty or premium;

(vii) any joint venture, partnership or similar Contract;

(viii) other than Permitted Liens, any Contract granting any Person a first refusal, first offer or similar right to purchase any assets of the Company;

(ix) any Contract containing any non-competition covenant that restricts the future business activity of the Company with respect to the Business as conducted on the date of this Agreement; and

(x) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xi) any agreement under which it has granted any Person any registration rights (including, without limitation, demand or piggyback registration rights);

(xii) any agreement under which the Company or RPT has advanced or loaned any Person amounts in the aggregate exceeding $50,000; or

(xiii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000, other than purchase orders from customers, or issued to suppliers, in the ordinary course of business.

Each Material Contract is in full force and effect and is enforceable by the Company or RPT in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except as set forth in Section 3.1(p) of the Disclosure Schedule, the Company and, to the knowledge of the Company, each other party thereto are in compliance in all material respects with all terms and requirements of each Material Contract. As of the date of this Agreement, no party to any Material Contract has given written notice of termination or non-renewal of such Material Contract that remains pending.

(q) Employee Benefit Plans.

(i) Benefit Plans. Section 3.1(q) of the Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee benefit or compensation programs that are maintained by the Company or RPT, or to which the Company is obligated to contribute, for Current Employees or Former Employees (collectively, the “Benefit Plans”).

(ii) Documentation. With respect to each Benefit Plan, to the extent applicable, the Company has made available to Buyer a copy of (A) the plan document or other governing Contract or a description of any unwritten plan and (B) the most recently distributed summary plan description and any summary of material modifications thereto.

(iii) Multiemployer and Funded Plans. None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Company or any entity within the same “controlled group” as the Company within the meaning of Section 4001(a)(14) of ERISA contributes or has an obligation to contribute. None of the Benefit Plans is a plan subject to Title IV of ERISA or Section 412 of the Code.

(iv) Compliance. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) each Benefit Plan is in compliance in form and operation with its own terms and in compliance in form and operation with all applicable Laws, and the Company has timely made all required contributions thereto; (B) all notices, reports and information relating to the Benefit Plan required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided; (C) as of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the knowledge of the Company, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan; (D) each Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter; and (E) to the knowledge of the Company, no person has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan for which no individual or class exemption exists.

(v) The Company has not incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any properties or assets of the Company pursuant to ERISA Section 4068.

(vi) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any pension plan.

(vii) Each of the Company and RPT has complied, in all material respects, with the requirements of COBRA.

(viii) Except as disclosed in Section 3.1(q) of the Disclosure Schedule, the execution of, and performance of this Agreement, and the transactions contemplated hereby, will not (either alone or in conjunction with any other event) constitute an event under any Benefit Plan that will (i) result in any payment becoming due (whether as severance pay, unemployment compensation, golden parachute, or otherwise), (ii) result in any acceleration in the time of payment or vesting of any compensation or benefits with respect to any director, officer, employee, consultant or agent of the Company or RPT, (iii) increase any benefits otherwise payable, or (iv) result in any lost deduction under Section 280G of the Code.

(ix) All contributions, premiums, or payments due under or with respect to each Benefit Plan have been paid or will have been paid as of the Closings Date or otherwise accrued.

(r) Intellectual Property.

(i) Each of the Company and RPT owns or possesses or has the right to use pursuant to a license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted, free and clear of all Liens. Each such license, sublicense, agreement or permission is enforceable against the Company and, to the Company’s knowledge, the other party thereto. Each item of Intellectual Property owned or used by the Business immediately prior to the Closing will be owned or available for use by the Business on identical terms and conditions immediately subsequent to the Closing. To the Company’s knowledge, the Company has taken all necessary action to maintain ownership of each item of Intellectual Property that the Business owns.

(ii) Neither the Company nor RPT infringed upon, or misappropriated, any Intellectual Property rights of third parties, and to Company’s knowledge since January 1, 2009, there has been no written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) received by the Company. To the Company’s knowledge, no third party has infringed upon, or misappropriated, any Intellectual Property rights of the Company or RPT.

(iii) Schedule 3.1(r) of the Disclosure Schedule identifies each patent or trademark or copyright registration which is owned by the Company and RPT with respect to any Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any Intellectual Property, and identifies each license, sublicense, agreement, or other permission which the Company or RPT has granted to any third party with respect to any Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 3.1(r) of the Disclosure Schedule also identifies each unregistered Internet domain name owned by the Company.

(iv) Schedule 3.1(r) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company or RPT uses pursuant to license, sublicense, agreement, or permission, excluding (A) licenses, sublicenses, agreements, or permissions with respect to “off-the-shelf” or “shrink wrap” products, (B) licenses, sublicenses, agreements or other permissions with respect to readily commercially available Intellectual Property and (C) licenses, sublicenses, agreements, or permissions in the ordinary course of business as part of goods or services sold by the Company or RPT contained in valid agreements of the Company or RPT. The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). To the knowledge of the Company, there is no breach by the Company of any licenses or other contracts, consents or undertakings which have been granted to or granted by the Company in relation to Intellectual Property that is used or held for use in the operation of the Business.

(v) For the purpose of this Section 3.1(r), “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) or (f) all computer software (including source code, executable code, data, databases, and related documentation).

(s) Sufficiency of Assets. The properties and assets of the Company and RPT comprise all of the material properties and assets of the Company and RPT that are used in the conduct of the Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is lawful and suitable for the purposes for which it presently is used and presently is proposed to be used.

(t) Insurance. Section 3.1(t) of the Disclosure Schedule contains a list of all insurance policies of the Company and RPT for which the Company or RPT is the first named insured and for which premiums were paid by the Company at any time during the period commencing on January 1, 2011 through the date of this Agreement, other than policies that fund any Benefit Plan. There is no claim pending under any such policies as to which the Company has knowledge that coverage has been questioned, denied or disputed by the underwriters of such policies, other than customary reservation of rights provisions. As of the date of this Agreement, the Company has not received written notice of cancellation or termination of any such policies. Such policies are sufficient to meet any obligations of the Company or RPT under applicable Law and/or any Material Contract.

(u) Labor and Employment.

(i) There are no unfair labor practice complaints pending against the Company or RPT before the National Labor Relations Board or any other labor relations tribunal or authority. There are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the knowledge of the Company, threatened between the Company or RPT and its employees. To the knowledge of the Company, (i) there is no organization effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of the Company or RPT and (ii) no demand for recognition as the exclusive bargaining agent of any employees of the Company or RPT has been made by, or on behalf of, any labor union since January 1, 2010. During the one year period prior to the date of this Agreement, neither the Company nor RPT has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act. No Order to which the Company or RPT is subject restricts the Company or RPT from relocating or closing any of its operations.

(ii) The names, titles and current annual salary, accrued vacation, including any bonus, if applicable, of all present officers and employees of the Company and RPT whose rate of annual compensation, including any bonuses, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid to each such person, during the twelve-month period ending June 30, 2012 were delivered to Buyer prior to the date hereof. Section 3.1(u)(ii) of the Disclosure Schedule sets forth the names and titles of all managers, directors and officers of the Company and RPT.

(v) Customer and Supplier Relationships.

(i) Disclosure. Section 3.1(v)(i) of the Disclosure Schedule sets forth a list of the 10 largest customers (each, a “Material Customer”) and 10 largest suppliers (each, a “Material Supplier”) of the Business, as measured by the dollar amount of purchases thereby or therefrom during the fiscal year ended November 30, 2011, showing the total sales to each Material Customer and the total purchases by each Material Supplier during such fiscal year.

(ii) Status. Except as disclosed on Section 3.1(v)(ii) of the Disclosure Schedule, from the date of the Recent Balance Sheet to the date of this Agreement, (A) no Material Customer has terminated its customer relationship with the Company and (B) no Material Customer has provided the Company with notice of its intent to terminate its customer relationship with the Company. From the date of the Recent Balance Sheet to the date of this Agreement, (1) no Material Supplier has terminated its supply relationship with the Company and (2) no Material Supplier has provided the Company with notice of its intent to terminate its supply relationship with the Company.

(w) Affiliate Transactions.

(i) Company Relations. Other than the Benefit Plans, there are no Contracts between the Company or RPT and the Member or a director or officer of the Company or RPT, and to the knowledge of the Company, no Member, director or officer of the Company owns any direct or indirect interest in any assets used in the Business.

(ii) Third Party Relations. To the knowledge of the Company, no Member, director or officer of the Company nor any spouse or immediate family member of the foregoing owns any direct or indirect interest in, or serves as an officer or director or in any similar capacity of, any Material Customer or Material Supplier, excluding ownership of the equity securities of any entity listed on a national securities exchange.

(x) Fees. Neither the Company nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

(y) Product Warranty. Each product manufactured, sold, leased or delivered by the Company or RPT has been in conformity with all applicable contractual commitments and all express and applicable implied warranties, and neither the Company nor RPT has any liability for replacement or repair thereof in excess of $100,000. Section 3.1(y) of the Disclosure Schedule includes true and complete copies of the Company’s warranty agreements with customers, if any, and the Company’s standard terms and conditions of sale (containing applicable guaranty, warranty, and indemnity provisions). No product designed, manufactured, sold, leased, or delivered by the Company is subject to any contractual guaranty, warranty, or other indemnity beyond the applicable warranty agreement or standard terms and conditions of sale set forth on such schedule.

(z) Product Liability. Neither the Company nor RPT has any material Liability required to be disclosed or reflected in a balance sheet under GAAP arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company or RPT.

(aa) Books and Records. All books and records relating to the ownership and operation of the Company and the Business are located at the premises of the Business, have been maintained substantially in accordance with applicable legal requirements and comprise all of the books and records relating to the ownership and operation of the Company and the Business.

(bb) Bank Accounts. Section 3.1(bb) of the Disclosure Schedule sets forth (a) the name and location of each bank in which the Company or RPT has an account or safe deposit box or standby letter of credit or maintains a banking, custodial, trading or similar relationship and the identifying numbers or symbols thereof, (b) each letter of credit issued on behalf of or for the benefit of the Company or RPT, (c) a true and complete list of each account, safe deposit box and relationship, and (d) the name of each Person authorized to draw thereon and having access thereto.

(cc) Accounts Payable. All accounts payable of the Company and/or RPT are reflected properly on its books and records in accordance with GAAP, as applicable, are valid obligations arising from bona fide purchases actually made or services actually obtained in the ordinary course of business.

(dd) Inventories. All of the Inventories of the Company consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business and none of the Inventories is obsolete, damaged or defective, except for such items that have been reserved for or written off or written down to net realizable value in the most recent Financial Statements. All Inventories have been purchased or acquired by the Company in the ordinary course of business, are not excessive in amount, but are reasonable given the present circumstances of the Company, and are valued according to GAAP, consistently applied, at the lower of cost or market on a first-in, first-out basis.

(ee) Compliance with Foreign Corrupt Practices Act. Neither Member, the Company, RPT or their representatives have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100.00) in the aggregate to any one individual in any year) to: (a) any person who is an official, officer, agent, employee or representative of any governmental authority or of any existing or prospective customer (whether government owned or nongovernment owned); (b) any political party or official thereof; (c) any candidate for political or political party office; or (d) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(ff) Real Property.

(i) Owned Real Estate. The Company or one or more of its subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens and subject to the Permitted Encumbrances. Section 3.1(ff)(i) of the Disclosure Schedule contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Company nor any of its subsidiaries (i) currently lease all or any part of the Owned Real Estate, (ii) has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties, or (iii) has knowledge of any Lien on the Owned Real Properties other than Permitted Liens or as disclosed on the 2002 Survey. Except as disclosed in Section 3.1(ff)(i) in the Disclosure Schedule, all buildings, structures, fixtures, building systems and equipment, and all components thereof Owned Real Estate (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no structural deficiencies or defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business. The classification of each parcel of Owned Real Estate under applicable zoning laws, ordinances and regulations expressly permits the use and occupancy of such parcel and the operation of the Business, and permits the Improvements located thereon as currently constructed, used and occupied. The Improvements are in compliance with all applicable Laws, including but not limited to the Americans with Disabilities Act, as amended. With respect to Improvements that are occupied, the Company has received all permits required to be obtained from any Governmental Entity relating to the occupancy of the Improvements, and to the Company’s knowledge all required inspections relating to the Owned Real Estate and the Improvements have been conducted by the applicable Governmental Entities. To the Company’s knowledge, following completion of the Improvements in process, the Company’s right to promptly occupy the new Improvements will not be hindered by a failure to obtain any required permits or approvals of Governmental Entities.

(ii) Leased Real Estate. The Company and each of its subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.1(ff)(ii) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its subsidiaries entered into with any other Person any sublease, license or other agreement that is material to the Company and its subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Buyer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(gg) Full Disclosure. No representation or warranty of Member contained in this Agreement or in any Schedule hereto or in any ancillary agreement delivered to Buyer pursuant hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of the Company, none of the written data or information furnished or made available to Buyer by the Company or the Member (including, without limitation, any Financial Statements) contains an untrue statement of a material fact and no material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading, has been removed or altered To the knowledge of the Company, there is no fact that has not been disclosed to Buyer that has or could reasonably be expected to have a Material Adverse Effect.

3.2 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to the Member:

(a) Due Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite limited liability company power, legal right and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b) Authority. Assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c) No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Regulatory Law applicable to the transactions contemplated by this Agreement and (B) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, or (iii) will violate or conflict with, or constitute a default under, or result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of the charter, bylaws or similar organizational documents of Buyer or of any Contract to which Buyer is a party, except for such violations, conflicts, defaults, terminations, modifications or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, and there is no outstanding Order against Buyer or any of its Affiliates that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

(e) Investment Intent. Buyer is acquiring the Units for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable.

(f) Fees. Except as disclosed to Member, neither Buyer nor any of its Affiliates (including any Designated Purchaser) has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

(g) Designated Purchasers. The representations and warranties set forth in Sections 3.2(a)-(f) are correct and complete with respect to each Designated Purchaser to which Buyer assigns any of its rights or obligations under this Agreement in accordance with Section 1.2 (for purposes of this Section 3.2(g), the term “Buyer” in each of the representations and warranties set forth in Sections 3.2(a)-(f) shall be deemed to be replaced with the term “Designated Purchaser”).

3.3 No Other Representations or Warranties. Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated Persons. Except for the representations and warranties set forth in Section 3.1, Buyer acknowledges that neither the Member, the Company nor any of their respective Affiliates or any person or entity acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Member, the Company, the Business or any other matter.

4. COVENANTS PRIOR TO CLOSING

4.1 Intentionally Omitted.

4.2 Repayment of Funded Indebtedness. At the Closing, the Member shall cause the Company to repay and discharge its obligations under Funded Indebtedness; provided, however, that Buyer may elect to deduct from the amount of the Purchase Price to be paid to the Member at the Closing the amount of such obligations and pay such amounts as they become due directly to the obligors in satisfaction of such obligations.

4.3 Cash and Cash Equivalents. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that the Company has distributed, and prior to the Closing shall distribute, cash and cash equivalents to the Member, and Buyer shall not have any claim against the Member in respect of any such distributions.

4.4 Pre-Closing Access to Information; Confidentiality. Except for (i) information that, if provided, would adversely affect the ability of Member, the Company or any of their respective Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information relating to communications regarding the divesture of the Company and/or the Business (including information relating to the identity of other Persons expressing an interest in acquiring the Company and/or the Business and the terms of all such proposals, and (iii) information that, in the reasonable opinion of the Member’s legal counsel, would be reasonably expected to result in a violation of any Law or Order or any Contract entered into prior to the date of this Agreement applicable to Member or the Company, between the date of this Agreement and the Closing Date, Member will, and Member shall cause the Company to, during ordinary business hours, (i) give to Buyer and its authorized representatives full access to all books, records (including, without limitation, all work papers and other documents of the Company and its accountants), plants, offices and other facilities and properties of the Company, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause the Company’s officers, employees and advisors to furnish Buyer with such financial and operating data and other information with respect to the Company and its businesses, properties and assets as Buyer may from time to time reasonably request. However, Member represents and warrants that neither Member nor the Company has withheld any material information from Buyer regarding the Business under this Section 4.4 and that all Confidential Information of the Company shall be retained by Company after Closing. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company or the Business. None of Buyer, any Affiliate of Buyer or any representative of the foregoing shall, directly or indirectly, contact or communicate with any employees of the Company or any third party that has business dealings with the Company (including customers, suppliers and lessors) with respect to the transactions contemplated by this Agreement or perform, or cause to be performed, any invasive or subsurface investigation of the properties and facilities of the Company, except with the express prior consent of the Member in each instance. Buyer shall treat all information obtained from or on behalf of the Member, the Company or otherwise as “Confidential Information” under the Confidentiality Agreement executed by Buyer and dated May 25, 2012 (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its representatives to honor, the obligations thereunder.

4.5 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except as required or contemplated by this Agreement, for actions taken by the Company of the type set forth in Exhibit 4.5 or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or required by applicable Law, the Member shall cause the following to occur:

(a) the Company shall operate the Business in the ordinary course, on a basis consistent with past practice, in all material respects;

(b) the Company shall not (i) grant any increase in the salaries or wages payable or benefits provided to any Current Employees, except for increases in the ordinary course of business consistent with past practice, as required under contractual arrangements (including individual employment agreements) in effect as of the date of this Agreement or as required by applicable Law or (ii) adapt, amend, modify or terminate any bonus, profit sharing, incentive, benefit or similar plan other than the Terminated Incentive Plans;

(c) the Company shall not extend any offers of employment, or hire, any potential employee to provide services to the Company who would receive annual wages or base salary at a rate of $50,000 or more or extend any consulting Contract that cannot be terminated by the Company on notice of not longer than 30 days without liability, penalty or premium;

(d) the Company shall not issue or authorize the issuance of, or agree to issue, any of its limited liability company interests or other equity securities;

(e) the Company shall not amend its Articles of Organization;

(f) the Company shall not sell, lease, license, assign, encumber or otherwise transfer or dispose of any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(g) the Company shall not waive any material right of the Company, including any write-off or compromise of accounts receivable, or delay or postpone the payment of any accounts payable, except in the ordinary course of business consistent with past practice;

(h) the Company shall not amend or terminate any Material Contract (or Contract that, if in existence on the date of this Agreement, would constitute a Material Contract), except in the ordinary course of business consistent with past practice;

(i) the Company shall not make any capital expenditure, except for (i) expenditures for routine or emergency maintenance and repair and (ii) other expenditures in an amount that does not exceed $25,000 in the aggregate;

(j) the Company shall not acquire the equity securities, or substantially all of the assets, of any entity (whether directly or indirectly and whether by merger, acquisition of equity securities or assets, reorganization, recapitalization or otherwise);

(k) the Company shall not purchase any real property;

(l) the Company shall not make any material change in the accounting methods used by it, except as required by GAAP or applicable Law;

(m) the Company shall not create, incur, assume or guarantee any indebtedness or capital lease obligation involving more than $25,000 in the aggregate; and

(n) the Company shall not agree or make a binding commitment to do any of the foregoing or take any intentional action or inaction that would intentionally cause any representation and warranty made hereunder not to be true and correct at Closing.

4.6 Cooperation; Efforts. Prior to the Closing, each Party shall cooperate with and assist the other Parties, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that such assistance and efforts shall not include any requirement of the Member, the Company or any of their respective Affiliates to expend any money (other than expenses incurred in the ordinary course of business), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person. Except as specifically contemplated by this Agreement, no Party shall take any action or omit to take any action where such action or omission would be reasonably expected to result in (A) the inability to satisfy any of the conditions set forth in Article 6 or Article 7 or (B) a material delay in the satisfaction of any of such conditions.

4.7 Notification. Prior to the Closing, the Member shall promptly notify Buyer (in writing after the Member has notice thereof), and Buyer shall promptly notify the Member (in writing after Buyer has notice thereof), and keep such other Party advised, as to any suit or proceeding pending or, to its knowledge, threatened against such Party or any of its Affiliates that challenges the transactions contemplated by this Agreement. Member will notify Buyer of any claim that will or has a reasonable prospect of resulting in a Material Adverse Effect or in the failure to satisfy a Closing condition.

4.8 Augustine. Any Augustine Temperature Management inventory or accounts receivable reserved for on the Final Closing Statement shall be assigned (without recourse or warranty) by Company to Member at the Closing. Company will use commercially reasonable efforts to use such inventory listed by part number, quantity and value on Section 4.8 of the Disclosure Schedule, for a period of 18 months after Closing.

4.9 Concrete Floor. In the event Company’s claim against Sioux Falls Construction, Inc. relating to alleged defects in the factory floor (the “Concrete Floor”) poured in 2003 is not fully satisfied prior to Closing, such claim shall be assigned (without recourse or warranty) by Company to Member at the Closing; provided, however, the Company shall retain any warranty on the retiling of the factory floor.

4.10 Bank Accounts. The bank account described in Section 3.1(bb) of the Disclosure Schedule shall be, and hereby is, transferred to Member effective as of the Closing. Member shall be responsible for payment of all checks outstanding against such account. After the checks have cleared the account will be closed by Member.

5. ADDITIONAL COVENANTS

5.1 Employee Matters.

(a) Continuation of Employee Benefits. Subject to Section 5.1(g), Company’s participation in the Benefit Plans listed on Schedule 3.1(q) and described as follows will cease as of the Closing: 401(k), Medical-Basic, Medical-Health Saver I, Medical-Health Saver II, FSAs, LTD, Executive LTD, STD, Life/AD&D, Travel Assistance Services, Dental, Vision and Wellness Plan. The Company’s Long Term Incentive Compensation Plan, Incentive Compensation Plan and the Vice President Business Development Incentive Compensation Plan shall terminate as of Closing and participants shall be paid at Closing or Member shall pay after the Closing. Company shall also pay at Closing (or Member shall pay after Closing) any and all change-of-control, stay-put or retention and other bonuses payable to Current Employees, including under the Business Development Manager Incentive Plan, the Support Staff Incentive Plan and the Production Incentive Plan, all of which such plans and programs (together with those referenced in the previous sentence) shall terminate as of Closing (the “Terminated Incentive Plans”), and Member shall retain any remaining obligations thereunder. For a period of not less than 12 months after the Closing, Buyer shall, or shall cause the Company to, provide the Current Employees, at a minimum, with base salary or wage levels, bonus opportunities and benefit plans, programs and arrangements that are, in the aggregate, substantially similar to those of similarly situated employees of the Buyer and/or its Affiliates.

(b) Service Credit. If applicable, Buyer shall, or shall cause the Company to, recognize all service credited under the Benefit Plans through the Closing for purposes of eligibility, vesting and entitlement to benefits under any similar benefit plan, program or arrangement, if any, provided for the benefit of the Current Employees after the Closing. Buyer shall use its commercially reasonable efforts to cause all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements and other conditions under any group health and welfare plans to be waived with respect to Current Employees and their respective eligible dependents in accordance with the practices of Buyer and its Affiliates.

(c) Health and Welfare Plans. Member shall retain responsibility for and continue to pay all medical, life insurance, disability, workers’ compensation and other welfare plan expenses and benefits for each Former Employee, regardless of when incurred, and for each Current Employee with respect to claims incurred by such employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Current Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred by a Current Employee: (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs;

(iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Current Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(d) COBRA. Member shall provide, or cause to be provided, to any Former Employee (and such individual’s “qualified beneficiaries” within the meaning of COBRA) whose “qualifying event” (within the meaning of COBRA) occurs on or prior to the Closing with such COBRA continuation coverage as any such individual has elected or may elect. Buyer shall provide, or shall cause to be provided, COBRA continuation coverage to any Current Employee (and such individual’s qualified beneficiaries) whose qualifying event occurs from and after the Closing.

(e) Required Notice. Buyer shall be solely responsible for, and shall provide, any plant closing or similar notices as required under federal, state, local or foreign Laws (including the WARN Act) in connection with the transactions contemplated hereby.

(f) Payroll. Member shall take all necessary actions to provide Company access to the Member’s ADP Enterprise software for purposes of processing the Company’s payroll from the Closing Date until the last pay date in December 2012, as described in the Transition Services Agreement. Company will have responsibility for the processing of all payrolls and funding of net pay, related taxes due and withholdings. Company will also be responsible for payroll tax filings for all periods after the Closing Date.

(g) Benefits Transition Period. Member shall take all necessary actions to provide each of the Current Employees employed by the Company on the Closing Date who become eligible for COBRA coverage as a result of the Transaction (the “Continuing Employees”), and their respective eligible dependents with coverage under each of the Benefit Plans listed on Schedule 5.1(g) (the “Extended Plans”) for the period beginning on the Closing Date and ending on December 31, 2012 or such earlier date determined by Buyer in its sole discretion (such period, the “Benefits Transition Period”). For the avoidance of doubt, Member shall cause the Extended Plans to be operated in accordance with all of their provisions, practices and procedures. Member shall notify and obtain all applicable consents, if any, with respect to such coverage from the applicable insurers, third party administrators and other service providers of the Extended Plans. Subject to reimbursement as provided in the Transition Services Agreement, Member shall be responsible for, and pay (or cause to be paid), all claims of the Continuing Employees and their respective eligible beneficiaries and dependents that are incurred under the Extended Plans during the Benefits Transition Period and all administrative costs and other expenses with respect thereto. For purposes of this Section 5.1(g), a claim shall be deemed to have been incurred when services for the claim were performed. For the avoidance of doubt, neither Buyer, the Company nor any of their respective Affiliates shall assume (or be deemed to have assumed) sponsorship of, maintain or contribute to or assume any liability under or related to any of the Extended Plans except for the costs described in the Transition Services Agreement Notwithstanding the preceding provisions of this Section 5.1(g), with respect to the Extended Plan that constitutes the health care flexible spending account arrangement established pursuant to Section 125 of the Code (the “Flex Plan”), (A) the Continuing Employees participating in the Flex Plan for the plan year that includes the Closing Date may elect to continue to contribute to their accounts under the Flex Plan during the Benefits Transition Period (which contributions shall be paid to Member); (B) except as permitted pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no Continuing Employee shall be permitted to make any contributions to his or her account(s) under the Flex Plan for any period following the end of the Benefits Transition Period; and (C) Member shall be responsible for, and pay (or cause to be paid), all claims of the Continuing Employees and their eligible dependents that are incurred under the Flex Plans and all administrative costs and other expenses with respect thereto. For the avoidance of doubt, neither Buyer, the Company nor any of their respective Affiliates shall assume (or be deemed to have assumed) sponsorship of, maintain or contribute to or assume any liability under or related to the Flex Plans.

(h) Cooperation. Subject to applicable Law, Member shall provide Buyer with all information relating to the Current Employees known by Member and such other assistance that Buyer reasonably requests, for the purpose of facilitating compliance with its obligations under this Section 5.1.

5.2 Insurance.

(a) General. After the Closing Company shall not have any right to make claims under insurance policies that may have provided coverage to Company, to the extent the first named insured under such policies is any person or entity other than Company, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date, including without limitation Member’s umbrella or excess policies, and worker’s compensation, automotive, D&O, EPL, Fiduciary, Crime, Non-Owned Aviation and Ocean Cargo policies. Other than the policies described in Section 3.1(t) of the Disclosure Schedule, as of the Closing Date, insurance requirements of Company shall be the sole responsibility of Company and Buyer.

(b) Product Liability. Buyer agrees that Company shall be solely responsible for product liability claims alleging bodily harm, tangible property damage (other than damage to the product at issue) or financial loss arising out of the manufacture or sale of any product by Company prior to the Closing.

5.3 Post-Closing Access to Information. After the Closing, each Party shall afford the other Parties and their respective counsel, accountants and other representatives, during normal business hours, upon prior notice and subject to such Party’s policies and procedures, reasonable access to the books, records and other information in such Party’s possession or control relating to the assets, liabilities or operations of the Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose.

5.4 Tax Matters.

(a) Tax Return Preparation. ESG Consolidated Group shall include the income of Company (including any deferred items triggered into income by Treas. Reg. § 1.1502-13 and any excess loss account taken into income under Treas. Reg. § 1.1502-19) on the ESG Consolidated Group’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Member shall file Company’s income Tax Returns, whether by separate reporting or by Company joining the ESG Consolidated Group’s consolidated federal income tax return. Company shall consult and cooperate with ESG Consolidated Group as to any elections to be made or signatures required on returns of Company for periods ending on or before the Closing Date. Buyer shall cause Company to file all other Tax Returns for periods beginning before the Closing Date. All such Tax Returns described in this Section 5.4(a) (to the extent such Tax Return relates to the Company) shall be prepared and filed in a manner consistent with prior practice, except as otherwise required by applicable law.

(b) Indemnification. Member shall be responsible for and pay or cause to be paid Pre-Closing Taxes when due and shall indemnify Company for any Pre-Closing Taxes except to the extent such Taxes (i) are reflected in the Final Closing Statement and taken into account for purposes of calculating Net Working Capital or (ii) are resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement).

(c) Refunds and Tax Benefits. Any Tax refunds (including interest) that are received by Company or Buyer, and any amounts credited against Taxes to which Buyer or the Company become entitled, that relate to a Pre-Closing Tax Period shall be for the account of the Member, and Buyer shall pay over to Member any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto, provided, however, that Buyer shall be liable only to the extent that such Tax refund exceeds the amount, if any, provided for in the Final Closing Statement and taken into account in determining the adjustment pursuant to Section 2.2(b).

(d) Amended Tax Returns. The Company shall not file, and the Buyer shall not permit it to file, unless required by law, any amended Tax Return for any Pre-Closing Tax Period without the prior written consent of the Member, which shall not be unreasonably withheld, conditioned or delayed.

(e) Cooperation on Tax Matters. Buyer, the Company and the Member shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of and amending the Tax Returns of the Company relating to any taxable period starting prior to the Closing and any refund claim, audit, inquiry investigation or other proceeding with respect to Taxes for any such taxable period (a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Proceeding, making employees available on a mutually convenient basis to provide additional information, explanation and testimony of any material provided hereunder. In addition, the Company shall provide the Member with, in form, substance, timing and content consistent with past practice, and at its own expense, such material, schedules and information used to prepare ESG Consolidated Groups’ income Tax Return ending on or prior to the Closing. Buyer shall, and shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof, to the extent such party has been notified of such extension) with respect to such taxable period.

(f) Tax Disputes. Buyer shall promptly notify the Member in writing upon receipt by Buyer or Company of any written notice of any pending or threatened Tax Matter against Company that may affect the Tax liabilities of (i) the Member or (ii) Company for which Member could be liable hereunder (a “Tax Matter”). Member shall have the sole right to represent Company’s interests in any Tax Matter for any period ending on or before the Closing Date and to employ counsel of their choice at their expense, provided that (i) the Member shall keep Buyer timely informed regarding the status of such Tax Matter and provide all correspondence, documents and other submissions submitted and received in connection with such Tax Matter, (ii) Buyer shall be entitled to participate in such Tax Matter at its own expense, (iii) the Member shall not enter into any compromise, settlement or agreement that could reasonably be expected to affect the Taxes of Buyer or the Company for periods starting on or after the Closing Date without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(g) Further Assurances. From time to time after the date of this Agreement, upon the request of any other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Section 5.4. Member and Buyer further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(h) Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company are terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

(i) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Member.

(j) Section 338(h)(10) Election. The Company and ESG Consolidated Group shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of Company’s stock hereunder (collectively, a “Section 338(h)(10) Election”). ESG Consolidated Group will pay any Tax attributable to the making of the Section 338(h)(10) Election. To facilitate such election, at the Closing, Member shall deliver to the Buyer any necessary Internal Revenue Service Form 8023 or successor form and any similar forms under applicable Law (each a “Form 8023”) which Forms 8023 shall have been duly executed by Member.

(k) Purchase Price Allocation. The Parties agree that the Purchase Price, liabilities assumed and other relevant items shall be allocated to the assets of the Company as set forth in Exhibit 5.4(k). The Parties shall report, act and file Tax Returns (including Internal Revenue Service Form 8883) in all respects and for all purposes consistent with such allocation. The Parties shall, as applicable, timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other Parties may reasonably request to prepare in connection with such allocation. All adjustments and payments pursuant to Article 2, this Section 5.4, and Article 8 shall be treated as adjustments to the Purchase Price, unless otherwise required by applicable law. None of the Parties shall take any position (whether on any Tax Returns, in any Tax Proceeding or otherwise) that is inconsistent with this Section (k) unless required to do so by applicable Law. In the event of any dispute over the purchase price allocation, the parties shall resolve such a dispute in a manner consistent with Section 2.3(d).

(l) Integration. In the event of a conflict between this Section 5.4 and Article 8, the provisions of this Section 5.4 shall control.

5.5 Confidentiality. After the Closing Date, Member shall not, and Member shall cause its Affiliates not to, use any Confidential Information for any purpose, or disclose any Confidential Information to any person or entity other than Company or its Affiliates, except as necessary to comply with (a) any request by Company or any of its Affiliates or (b) court order or other lawful governmental action or order of any Governmental Entity, but only to the extent so ordered, and provided that Member shall notify the Company so that the Company may attempt to obtain a protective order.

5.6 No Shopping. From the date of this Agreement through the Closing or the earlier termination of this Agreement as provided in Section 10.1 hereof, Member shall not, and shall cause the Company to not, directly or indirectly through any officer, owner, manager, employee, agent, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the Company’s properties and assets, or any equity interest in the Company, or relating to any other similar transaction (a “Competing Transaction”), or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, any effort or attempt by any other Person to effect a Competing Transaction. Member shall immediately notify Buyer of any Competing Transaction. Member shall, and shall cause the Company to, immediately cease any and all negotiations regarding any Competing Transaction.

5.7 Release. Except with respect to Member’s rights arising under this Agreement or any ancillary agreement hereto, Member hereby releases and discharges the Company and its subsidiaries and their respective successors, heirs and assigns from any and all obligations (including indemnification obligations) and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Losses, whether such obligations, claims or Losses arise in tort, contract or statute, including obligations, claims or Losses (a) arising under organizational documents of the Company and its subsidiaries, any contract or any other legal requirements and (b) relating to actions or omissions of the Company, or any acts or omissions of the managers, officers, members, partners, equity holders or employees (former or present) of the Company and its subsidiaries, including those committed while serving in their capacity as managers, officers, members, partners, equity holders or similar capacities of the Company and its subsidiaries, and including in each case any and all claims which Member does not know or suspect to exist in its favor as of the date of this Agreement. Member hereby waives any preemptive rights, rights of first refusal, rights of first offer or other similar rights that Member may have, or ever had, with respect to any interest in the Company and its subsidiaries and waives any right Member may have under the organizational documents of the Company and its subsidiaries or otherwise to acquire any interest in the Company and its subsidiaries being transferred pursuant to, or as contemplated by, this Agreement or any transfer that occurred prior to the date of this Agreement. THE RELEASES CONTAINED IN THIS SECTION APPLY TO ALL CLAIMS, AND MEMBER AGREES TO WAIVE THE BENEFITS OF ANY LEGAL REQUIREMENTS (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.

5.8 Building Expansion Costs. Member will promptly reimburse Company (and Buyer may deduct amounts from the Escrow Account that are not promptly reimbursed) for (i) that portion of the construction costs of the Company’s 2012 building expansion that have not been paid prior to Closing and are not reflected as a Current Liability in the Final Closing Statement and (ii) any rework or repairs relating to such construction during the six month period beginning on the date such construction is complete. As of October 24, 2012, the amount of construction costs remaining to be paid are $717,845.

5.9 Accounts Receivable. In the event any payments on accounts receivable of Company are received by the Member following the Closing, the Member shall remit any such collections to Company within 5 business days.

6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

6.1 Accuracy of Representations and Warranties. The representations and warranties of the Member set forth in this Agreement shall be true and correct on the Closing Date as though made on and as of the Closing Date, except (a) to the extent of changes or developments contemplated by the terms of this Agreement, including those arising in the ordinary course of business to the extent they are conducted in accordance with Section 4.5, (b) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time), (c) for breaches of such representations and warranties (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) that, in the aggregate, would not have a Material Adverse Effect and (d) for breaches that have been cured; and the Member shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing to the best of the knowledge of the Member.

6.2 Performance of Obligations. The Member shall have performed in all material respects, or complied with in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by the Member by the time of the Closing; and the Member shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing to the best of the knowledge of the Member.

6.3 Delivery of Documents. The Member shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 9.2. Further, Buyer, at Buyer’s expense, shall have obtained an owners’ policy of title insurance reasonably acceptable to Buyer for the Owned Real Estate and endorsement ALTA 15-06, and Seller shall provide standard affidavits regarding the Owned Real Estate in connection with such endorsement

6.4 No Legal Prohibition. No Law or Order (excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

6.5 Regulatory Approvals. Any waiting periods applicable to the transactions contemplated by this Agreement under Regulatory Laws in applicable jurisdictions shall have expired or terminated, and all approvals by, and filings with, Governmental Entities in respect of the transactions contemplated by this Agreement under applicable Regulatory Laws in applicable jurisdictions shall have been obtained and made.

6.6 Material Adverse Effect. Since the date of this Agreement there shall not have been any Material Adverse Effect.

6.7 TSA The Member shall have delivered, or cause to have been delivered, to Buyer the Transition Services Agreement in the form attached as Exhibit B relating to Section 5.1.

7. CONDITIONS PRECEDENT TO MEMBER’S OBLIGATIONS

Each and every obligation of the Member to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Member) prior to or at the Closing of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on the Closing Date as though made on and as of the Closing Date, except (a) to the extent of changes or developments contemplated by the terms of the Agreement and (b) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time); and Buyer shall have delivered to the Member a certificate dated the Closing Date confirming the foregoing to the best of the knowledge of Buyer.

7.2 Performance of Obligations. Buyer shall have performed in all material respects, or complied with in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to the Member a certificate dated the Closing Date confirming the foregoing to the best of the knowledge of Buyer.

7.3 Delivery of Purchase Price and Documents. Buyer shall have delivered, or caused to have been delivered, the wire transfer contemplated by Section 2.2(a) and the documents described in Section 9.3.

7.4 No Legal Prohibition. No Law or Order (excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

7.5 Regulatory Approvals. Any waiting periods applicable to the transactions contemplated by this Agreement under Regulatory Laws in applicable jurisdictions shall have expired or terminated, and all approvals by, and filings with, Governmental Entities in respect of the transactions contemplated by this Agreement under applicable Regulatory Laws in applicable jurisdictions shall have been obtained and made.

8. INDEMNIFICATION

8.1 Indemnification by the Member.

(a) General. If the Closing occurs, and subject to the terms and conditions of this Article 8, Buyer and its Affiliates (including the Company), and their respective directors, officers, employees and controlling persons (collectively, the “Buyer Indemnified Parties”), shall be entitled to be indemnified and held harmless by the Member from and against all Losses asserted against or incurred by any Buyer Indemnified Party by reason of or resulting from (i) any breach as of the Closing Date of the representations and warranties of the Member set forth in Section 3.1, (ii) any breach of the covenants of the Member set forth in this Agreement, (iii) the Audits, (iv) any liabilities relating to the Benefit Plans listed on Schedule 3.1(q) except for costs and expenses payable by the Company after Closing as provided in the Transition Services Agreement, (v) the cost of installing ESD tile on the factory floor poured in 2003, including surface preparation, not to exceed $492,000, (vi) the defense and settlement of the Existing Claims and any liabilities associated therewith, (vii) any liability arising under the REDI Loan described in Section 3.1(p) of the Disclosure Schedule for any failure to meet employment projections, (viii) liabilities arising from events or actions prior to the Closing Date with respect to (1) an employment practices wrongful act that claims a violation of common or statutory law prohibiting employment-related discrimination, harassment, wrongful discharge, infliction of emotional distress, or retaliation; (2) a fiduciary wrongful act claiming a violation of ERISA or HIPAA in the administration of an employer-sponsored plan or an alleged error or omission with respect to the administration of an insured plan; or (3) an alleged wrongful act, claiming an error, omission, misleading statement or breach of duty committed by any of the directors or officers of Company; and (ix) any failure to obtain the consent listed on Section 8.1(a)(ix) of the Disclosure Schedule, including but not limited to costs relating to inventory, loss of up to $1,300,000 in business revenue and profits thereon.

(b) Limitations. The Member’s obligations under Section 8.1(a) shall be subject to the following limitations:

(i) the Member shall not have any liability for Losses under subclause (i) of Section 8.1(a) for any individual item, or group of items arising out of the same condition or circumstance, where such Losses for which the Member would otherwise be required to provide indemnification are less than $15,000, and no such Losses shall be aggregated for purposes of subclause (ii) of this Section 8.1(b);

(ii) the Member shall not have any liability for Losses under subclause (i) of Section 8.1(a) unless and until the aggregate of all such Losses for which the Member would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to 0.7% of the Purchase Price, at which point the Member, subject to the other provisions of this Section 8.1(b), shall indemnify the Buyer Indemnified Parties for such Losses, but only to the extent such Losses exceed 0.7% of the Purchase Price; provided, that, the foregoing shall not apply to breaches of Sections 3.1(a), (b), the first sentence of (e), (f) or with respect to fraud;

(iii) the Member shall not have any liability for Losses under subclause (i) of Section 8.1(a) to the extent the aggregate amount of Losses related thereto for which Member would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to 20% of the Purchase Price; provided, that, the foregoing shall not apply to breaches of Sections 3.1(a), (b), the first sentence of (e), (f) or with respect to fraud;

(iv) except to the extent awarded to an unaffiliated third party in a Third Party Claim for which the Buyer Indemnified Parties are otherwise entitled to indemnification under this Article 8, or with respect to Losses incurred by Buyer under Section 8.1(a)(ix), the Member shall not have any liability for Losses under Section 8.1(a) for any indirect, incidental, consequential, special or punitive damages, including loss of future revenue, income or profits, diminution in the value of the Company, the Units or the Business or any multiple thereof and diminution or loss of business reputation or opportunity or any multiple thereof, or damages arising from changes in any Law or GAAP occurring after the date of this Agreement, and no Losses related thereto shall be aggregated for purposes of subclause (i) or (ii) of this Section 8.1(b);

(v) the obligation of the Member to indemnify the Buyer Indemnified Parties against any Losses under Section 8.1(a) shall be reduced by the full amount of any reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) that was reflected in the Final Closing Statement relating to the matter for which the Member would otherwise be required to provide such indemnification; and

(vi) the Member shall not have any liability for Losses under Section 8.1(a) following the date that is 18 months after the Closing Date; provided, however, that such survival period shall not apply to (i) any Claim under Section 8.1(a)(i) relating to the breach of any representation or warranty contained in Section 3.1(a), (b), the first sentence of (e) or (f) (which Claim shall survive indefinitely), or (ii) any Claim under Section 8.1(a)(i) relating to the breach of Section 3.1(h), Section 3.1(m) or relating to the Audits, which shall survive for the applicable statute of limitations, provided, further, that Buyer shall preserve its right to pursue a claim under Section 8.1(a) with respect to a particular breach if Buyer, prior to the expiration of such period, delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.

(vii) The Member shall not have any liability for Losses under Section 8.1(a) to the extent the matter was actually taken into account when calculating the Net Working Capital as of the opening of business on the Closing Date, and no Losses related thereto shall be aggregated for purposes of subclause (i) or (ii) of this Section 8.1(b);

(viii) The Member shall not have any liability for Losses under subclause (ii) of Section 8.1(a) with respect to breaches of the covenants set forth in Article 4 following the date that is six months after the Closing Date; provided, however that Buyer shall preserve its right to pursue a claim under subclause (ii) of Section 8.1(a) with respect to a particular breach of such covenants if Buyer, prior to the date that is six months after the Closing Date, delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice. Member covenants and agrees that it shall remain an entity, duly organized, validly existing and in good standing under applicable Laws for a period of two (2) years after Closing.

8.2 Indemnification By Buyer. Subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold harmless Member and its Affiliates, and their respective directors, officers, employees and controlling persons, from and against all Losses asserted against or incurred by any such Person by reason of or resulting from any (a) breach of the representations and warranties of Buyer set forth in Section 3.2, or (b) breach of the covenants of Buyer set forth in this Agreement.

8.3 Procedures Relating to Indemnification Among the Member and Buyer. Following the discovery of any facts or conditions that could be reasonably expected to give rise to a Loss or Losses for which indemnification under this Article 8 can be obtained, the Party seeking indemnification under this Article 8 (the “Indemnified Party”) shall, promptly thereafter, provide written notice to the Party(ies) from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or

Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). Except as otherwise set forth in Section 8.1(b), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is prejudiced as a result of such failure.

8.4 Procedures Relating to Indemnification for Third Party Claims.

(a) Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party shall provide the Indemnifying Party with an Indemnification Notice relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than 30 days thereafter and in no event more than five Business Days after being served with any summons, complaint or similar legal process. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, relating to the Third Party Claim received by the Indemnified Party. Except as otherwise set forth in Section 8.1(b), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is prejudiced as a result of such failure.

(b) Defense. If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses, to assume the defense of the Third Party Claim. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, including any settlement or compromise of the Third Party Claim. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) provision to the Indemnifying Party of records that are reasonably relevant to the Third Party Claim and the provision of access to employees on a mutually convenient basis to provide additional information and explanation of any material provided. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense of the Third Party Claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of any Third Party Claim that does not include as an unconditional term the giving by the Person or Persons asserting such claim an unconditional release from all liability related to or associated with such claim (with such approval not to be unreasonably withheld).

8.5 Setoff. Other than under the Escrow Agreement, an Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article 8, or any of the documents and instruments executed and delivered pursuant hereto by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.

8.6 Exclusive Remedy. From and after the Closing, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of the Member, the Company and the Business, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law. In addition to the foregoing, the amount of indemnification obligations of the Member set forth in this Article 8 shall be the maximum amount of indemnification obligations set forth hereunder, and Buyer shall not be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Buyer to the fullest extent permitted under applicable Law. Buyer shall be entitled to only a single recovery for all Losses that arise in connection with the matter giving rise to a breach of representation, warranty or covenant, even if such matter shall involve breaches of multiple representations, warranties and covenants.

9. CLOSING

9.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing. The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of the opening of business on the Closing Date.

9.2 Items to be Delivered by the Member. At the Closing, the Member shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) such instruments as are necessary to transfer the Units free and clear of all Liens, in form and substance reasonably acceptable to Buyer and the Member;

(b) the resignations of the directors and Chairman, Vice President, Vice President-Finance and Treasurer and Vice President, Secretary and Chief Legal Officer of the Company and the directors and the Vice President-Finance and Treasurer and Vice President, Secretary and Chief Legal Officer of RPT, effective as of the Closing Date;

(c) a release of the Company’s guarantee of any and all indebtedness under Member’s credit facilities with U.S. Bank National Association and others and a separate facility with Prudential Capital Management, Inc. and others;

(d) payoff letters acceptable to Buyer from the City of Watertown and the State of South Dakota Board of Economic Development, together with written commitments from such entities to deliver releases of any and all Liens and/or mortgages relating to the applicable loans;

(e) duly executed copies of the applicable Forms 8023;

(f) the certificates described in Section 6.1 and Section 6.2, in form and substance reasonably acceptable to Buyer and the Member;

(g) evidence of Company Board of Directors approval of termination of the Terminated Incentive Plans, including any bonus, incentive or similar plans maintained by the Company;

(h) a copy of the resolutions of the Member authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of Member; and

(i) all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority, good standing and similar instruments as Buyer reasonably requests.

9.3 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the wire transfer contemplated by Section 2.2(a) and to the Member the following documents, in each case duly executed or otherwise in proper form:

(a) the certificates described in Section 7.1 and Section 7.2, in form and substance reasonably acceptable to Buyer and the Member;

(b) a copy of the resolutions of the Manager of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer; and

(c) all other documents, instruments or writings required to be delivered to the Member at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as the Member reasonably requests.

10. TERMINATION

10.1 General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:

(a) by the written agreement of Buyer and the Member;

(b) by Buyer or the Member if the Closing shall not have occurred on or prior to November 30, 2012 or such other date as Buyer and the Member agree in writing (the “Termination Date”); provided, however, that if a Party seeking termination pursuant to this subclause (b) is in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the condition set forth in Section 6.1 or Section 7.1 (as applicable), then that Party may not terminate this Agreement pursuant to this subclause (b); or

(c) by Buyer or the Member if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions by this Agreement and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if such Order or other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

10.2 Post-Termination Obligations. To terminate this Agreement as provided in subclause (b) or (c) of Section 10.1, the terminating Party shall provide the other Parties with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.9:

(a) the transactions contemplated by this Agreement shall be terminated, without further action by any Party;

(b) Buyer shall return all documents and other materials relating to the transactions contemplated by this Agreement received from or on behalf of the Member (and all copies thereof other than attorney work product that Buyer’s counsel may retain in its files), whether so obtained before, on or after the execution and delivery of this Agreement, to the Member in accordance with, and in the manner prescribed by, the Confidentiality Agreement; and

(c) all information relating to the Company, the Business or the transactions contemplated by this Agreement received or accumulated by Buyer or its representatives shall be treated as “Confidential Information” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.

10.3 No Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties, except that the respective obligations of the Parties under the last sentence of Section 4.4 and the provisions of Section 10.2 and Article 11 (and the Confidentiality Agreement) shall remain in full force and effect; provided, however, that termination shall not relieve any Party from liabilities for any breach.

11. MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.2 Publicity. Unless required by Law, the Parties agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of Buyer and the Member (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Member may make such announcements to the Company’s employees in consultation with Buyer. Notwithstanding the foregoing, the Member and Buyer may each issue a press release on the Closing Date, provided that the Party issuing the release shall obtain the approval of the release prior to its issuance from Buyer and the Member (which approval shall not be unreasonably withheld, conditioned or delayed). The Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for securities or financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons keep the terms of this Agreement confidential as contemplated above).

11.3 Entire Agreement. This Agreement (including its exhibits and schedules) and the Confidentiality Agreement supersede all prior agreements, and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth in this Agreement.

11.4 Assignment. Except to the extent expressly set forth in Section 1.2, no Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, without the prior written consent of Buyer and the Member, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided, however, Buyer may make a collateral assignment of its rights under this Agreement to its lenders upon giving written notice thereof to Member. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

11.5 Governing Law and Language. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

11.6 Consent to Jurisdiction. Each Party stipulates that any dispute or disagreement between or among the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, the United States District Court for the District of Delaware. Each Party consents to personal and subject matter jurisdiction and venue in such court and waives and relinquishes all right to object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

11.7 Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by all Parties.

11.8 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.9 Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by a nationally recognized private overnight courier service as follows:

(a)	If to Buyer, to:

c/o Sparton Corporation

425 North Martingale Road

Suite 2050

Schaumburg, IL 60173

Attn: Senior Vice President, Corporate Development

Facsimile No.: 847-762-5820

with a mandatory copy to:

Bodman PLC

201 S. Division, Suite 400

Ann Arbor, MI 48104

Attn: Carrie Leahy

Facsimile No.: 734-930-2494

(b)	If to the Member, to:

Everett Smith Group, Ltd.

800 North Marshall Street

Milwaukee, WI 53202

Attention: Chief Executive Officer

Facsimile: 414.273.1058

(with a copy to)

Everett Smith Group, Ltd.

330 East Kilbourn Avenue, Suite 750

Milwaukee, WI 53202

Attention: Chief Legal Officer

Facsimile: 414.225.0025

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

11.10 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, except to the extent expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated by this Agreement.

11.11 Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in each other Section of the Disclosure Schedule to which such fact or item may apply so long as (a) such other Section is referenced by applicable cross reference or (b) it is reasonably apparent that such disclosure is applicable to such other Section. The Disclosure Schedule and exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as, a representation or warranty or covenant of the Member. The Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any fact or item is required to be disclosed. Any fact or item disclosed in the Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission that any such breach or violation exists or has actually occurred.

11.12 Conflicts; Certain Communications.

(a) Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company) agrees that, notwithstanding any current or prior representation of the Company by Foley & Lardner LLP, Foley & Lardner LLP shall be allowed to represent the Member and each of its Affiliates in any matters and disputes adverse to Buyer and/or the Company that relate to this Agreement and the transactions contemplated hereby. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company) hereby (a) waives any claim that Buyer or the Company has or may have that Foley & Lardner LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, if a dispute arises after the Closing between Buyer or the Company and the Member or any of their Affiliates, then Foley & Lardner LLP may represent the Member or such Affiliate in such dispute even though the interests of the Member or such Affiliate may be directly adverse to Buyer and/or the Company and even though Foley & Lardner LLP may have represented the Company in a matter substantially related to such dispute. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company), also agrees that, as to all attorney-client work product communications between or among Foley & Lardner LLP and the Member, the Company and/or any of their respective Affiliates that relate solely to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Member and may be controlled by the Member and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, if a dispute arises between Buyer or the Company and a third party other than the Member or an Affiliate of the Member after the Closing, then the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Foley & Lardner LLP; provided, however, that the Company may not waive such privilege without the prior written consent of the Member. For clarification, as of Closing, unless specifically retained as to a matter, Foley & Lardner LLP shall no longer represent the Company and shall comply with the terms of Section 5.5 for the benefit of the Company and the Buyer.

(b) Certain Communications. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company) agrees that all communications with, and work product of, Foley & Lardner LLP as they relate to this Agreement and the transactions contemplated hereby, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Protected Information”), are the property of the Member and, upon request of the Member, shall be returned to Member.

11.13 No Third-Party Beneficiaries. Except as set forth herein, the Parties agree that (a) this Agreement is for the benefit of the Parties to this Agreement and is not intended to confer any rights or benefits on any third party (including any employee of either Party), and (b) there are no third-party beneficiaries to this Agreement or any specific term of this Agreement.

11.14 Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (c) the term “knowledge” when used in the phrases “to the knowledge of the Company” or “the Company has no knowledge” or words of similar import shall have the meaning provided in Section 11.15 and (d) references to “$” refer to United States Dollars. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, exhibits and schedules mean the Articles and Sections of, and the exhibits and schedules attached to or accompanying, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the schedules and exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.15 Definitions. For purposes of this Agreement, the term:

“Accounts Payable” shall mean all of the Company’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Company but for which invoices have not yet been received by the Company) that arise from the conduct of the Business and related to the period prior to the Closing Date.

“Accounts Receivable” shall mean all of the Company’s trade and other accounts receivable and tooling receivables that arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” shall have the meaning set forth in the preamble of this Unit Purchase Agreement.

“Benefit Plans” shall have the meaning set forth in Section 3.1(q)(i).

“Benefits Transition Period” shall have the meaning set forth in Section 5.1(g).

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of South Dakota are authorized or required by Law to be closed.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Statement Dispute” shall have the meaning set forth in Section 2.3(d)(i)

“Closing Statement Objection” shall have the meaning set forth in Section 2.3(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” shall have the meaning set forth in the recitals of this Agreement.

“Confidential Information” shall mean all ideas, information, knowledge and discoveries that are not generally known in the trade or industry and about which Member has knowledge solely as a result of its beneficial ownership of the Company prior to the Closing. Notwithstanding the foregoing, “Confidential Information” shall not mean or include any idea, information, knowledge or discovery that is or becomes generally available to the public other than as a result of a disclosure by Member after the Closing Date in violation of its obligations under Section 5.5.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4.

“Continuing Employees” shall have the meaning set forth in Section 5.1(g).

“Contract” shall mean any written indenture, mortgage, deed of trust, lease, contract or other agreement whether oral or written.

“CPA Firm” shall have the meaning set forth in Section 2.3(d)(ii).

“Current Assets” shall mean those assets of the Company consisting of the line items of the Preliminary Closing Statement or the Final Closing Statement, as the case may be corresponding to the Reference Closing Statement.

“Current Employees” shall mean all employees of the Company as of the Closing Date (other than the directors and officers listed in Section 9.2(b)).

“Current Liabilities” shall mean, without duplication, (a) any Transaction Expenses that were not paid on or before the Closing Date, plus (b) those liabilities of the Company consisting of the line items of the Preliminary Closing Statement or the Final Closing Statement, as the case may be corresponding to the Reference Closing Statement.

“Customer Deposits” shall mean all customer prepaid items or deposits of customers relating the Business.

“Designated Purchaser” shall have the meaning set forth in Section 1.2.

“Environmental Laws” shall mean all applicable federal, state, local and foreign Laws and all determinations or rulings of any Governmental Entity in effect as of the date of this Agreement, that are applicable to the business, activities, operations, property or real estate of the Company or RPT regarding: (1) pollution of, protection of, or regulation of discharges, emissions, releases, exposures or disposals to, the environment by any substances, including Hazardous Substances; (2) regulating or protecting the quality of the ambient air, soil, underground geology, surface water or groundwater; (3) protection of human health from exposures to Hazardous Substances; and (4) worker safety and health.

“ERISA” shall have the meaning set forth in Section 3.1(q)(i)

“Escrow Agent” shall mean JPMorgan Chase Bank, NA.

“Escrow Agreement” shall mean the Escrow Agreement entered into by the Parties and Escrow Agent at the Closing substantially in the form of Exhibit A.

“Escrow Amount” shall mean $4,325,000.

“ESG Consolidated Group” shall mean the consolidated group for federal income Tax Return purposes for which Everett Smith Group, Inc. is the parent.

“Extended Plans” shall have the meaning set forth in Section 5.1(g).

“Final Closing Statement” shall mean: (i) the Preliminary Closing Statement if the Member does not provide a Closing Statement Objection to Buyer during the 30-day period specified in Section 2.3(b); (ii) the Preliminary Closing Statement, as adjusted in accordance with the Closing Statement Objection, if Buyer does not provide the Member with a written notice of disagreement in response to the Closing Statement Objection within the 15-day period specified in Section 2.3(b); or (iii) the Preliminary Closing Statement, as adjusted by (A) the written agreement of the Member and Buyer and/or (B) the CPA Firm in accordance with Section 2.3(d)(ii).

“Flex Plan” shall have the meaning set forth in Section 5.1(g).

“Former Employee” shall mean an individual, other than a Current Employee, who was an employee of the Company or any of its predecessors at the time that he or she last terminated employment with the Company or any of its predecessors.

“Funded Indebtedness” shall mean obligations for indebtedness for borrowed money, including all such obligations evidenced by loan agreements, promissory notes, mortgages and similar instruments.

“GAAP” shall mean generally accepted accounting principles in the United States, as consistently applied.

“General Developments” shall mean (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any national or international calamity, (e) any changes in or interpretations of any Law or GAAP occurring after the date of this Agreement, but excluding, in each of the cases described in subclauses (a)-(d) above, any effect to the extent arising from a development, occurrence or circumstance that has a materially disproportionately impact on the financial condition or results of operations of the Company relative to similarly situated companies principally engaged in the industries in which the Company conducts the Business.

“Governmental Entity” shall mean any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body exercising judicial, quasi-judicial, legislative, executive or other government powers, whether federal, state, local, foreign or other.

“Hazardous Substance” shall mean all chemicals, substances, and compounds, as well as all mixtures or any of the forgoing, that are defined to be, that are listed as or have characteristics that are determined to be pollutants, contaminants, chemicals, compounds or industrial, toxic or, hazardous under any federal, state, local or foreign statute, ordinance, law, rule or regulation, or under any determination or ruling of any governmental entity or court with jurisdiction, that is applicable to the business, operations, property or real estate of the Company or RPT. Without limiting the foregoing, Hazardous Substance also shall include petroleum, or petroleum-based substances or wastes, waste waters and/or byproducts, including asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law.

“Indemnification Notice” shall have the meaning set forth in Section 8.3.

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Intellectual Property” shall have the meaning set forth in Section 3.1(r)(v).

“Inventories” shall mean all inventory, including raw materials, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts used or held for use by the Company and existing as of the Closing Date, whether on hand or in transit.

“Knowledge” shall mean the actual knowledge, after due inquiry, of Michael D. McCammack, Dave W. Cooper, J. Douglas Gray, James P. Orth, Bruce J. Betters or Steven J. Hartung.

“Law” shall mean any federal, state, local, foreign or other statute, ordinance, rule or regulation.

“Lease” shall mean the real property lease or leases listed in Section 3.1(ff)(ii) of the Disclosure Schedule.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“Loss” or “Losses” shall mean (a) all losses, damages, judgments, awards, penalties and settlements, (b) all demands, claims, suits, actions, causes of action, proceedings and assessments and (c) all reasonable out-of-pocket costs and expenses of investigating, defending or asserting any of the foregoing.

“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition or results of operations or prospects of the Company and RPT, taken as a whole, or (b) an event that prevents the Member from consummating the transactions contemplated by this Agreement. Notwithstanding the foregoing General Developments and Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 3.1(p).

“Member” shall have the meaning set forth in the preamble of this Agreement.

“Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities, in each case, as reflected on the Preliminary Closing Statement or the Final Closing Statement in accordance with Section 2.3, as applicable.

“Order” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Owned Real Estate” means the parcel described in Section 3.1(ff)(i) of the Disclosure Schedule.

“Party” or “Parties” shall mean the Member and/or Buyer, as the case may be.

“Permitted Encumbrances” shall mean real property encumbrances arising from or created by applicable municipal and zoning ordinances.

“Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (b) Liens as reflected in title relating to real property owned or leased by the Company and acceptable to Buyer, and (c) Liens disclosed on the 2002 survey provided by Member to Buyer (the “2002 Survey”), (d) Liens created by or through the lessor of any real estate leased by company and (e) Liens listed on Section 3.1(ff) of the Disclosure Schedule.

“Person” shall mean an individual and a corporation, partnership, limited liability company, association, trust and other entity or organization, including a Governmental Entity.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the opening of business on the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means (i) Taxes (or the non-payment thereof) of the Company attributable to any taxable period ending on or before the Closing Date and the portion through the opening of business on the Closing Date for any taxable period that includes (but does not end on) the Closing Date ) and (ii) all Taxes of any Person (other than any member of the ESG Consolidate Group) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Prepaid Expenses” shall mean assets that relate to payments in advance for products or services, such as annual software and maintenance support expenses, prepaid insurance premiums and prepared tooling.

“Protected Information” shall have the meaning set forth in Section 11.12(b).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Recent Balance Sheet” shall have the meaning set forth in Section 3.1(g).

“Reference Closing Statement” shall mean the unaudited statement attached as Exhibit 11.15.

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“RPT” shall mean Resonant Power Technology, Inc., a Wisconsin corporation.

“Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; provided, however, that “Taxes” shall not include any utility (e.g., water or sewer) charges or fees.

“Tax Proceeding” shall have the meaning set forth in Section 5.4(e).

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Terminated Incentive Plans” shall have the meaning set forth in Section 5.1(a).

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Transaction Developments” shall mean (a) any acts or omissions of Buyer prior to the Closing, (b) any acts or omissions contemplated by this Agreement, (c) the execution, delivery and performance of this Agreement, (d) the announcement by the Member or Buyer of the execution and delivery of this Agreement and/or (e) any acts or omissions taken at the request, or with the approval, of Buyer.

“Transaction Expenses” shall mean the aggregate amount necessary to satisfy the obligations of the Company and the Member for all legal, accounting, consulting, investment banking, financial advisory, brokerage and other expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

“Units” shall have the meaning set forth in the recitals of this Agreement.

“Voluntary Action” shall mean any act or omission by or on behalf of any Buyer Indemnified Party, including any communication with any Governmental Entity or any soil, groundwater, surface water or soil or gas or vapor investigation or study undertaken after the Closing, unless such act or omission is (a) required by any applicable Law, (b) necessary to avoid a legal proceeding threatened in writing by a Governmental Entity under any applicable Law or (c) necessary to evaluate, prevent or mitigate a material and imminent threat to human health or the environment that first becomes known to Buyer after the Closing.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

“2002 Survey” shall have the meaning given in the definition of Permitted Liens.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Unit Purchase Agreement as of the day and year first written above.

EVERETT SMITH GROUP, LTD.

By:	/s/ James P. Orth

Name:	James P. Orth
Title:	Chief Financial Officer

SPARTON ONYX, LLC

By:	/s/ Michael W. Osborne

Name:	Michael W. Osborne
Title:	President

Sparton Corporation hereby unconditionally guarantees prompt payment and performance of all of Buyer’s obligations hereunder to be performed at or prior to Closing. This guarantee shall terminate effective as of the Closing.

SPARTON CORPORATION

By:	/s/ Michael W. Osborne

Name:	Michael W. Osborne
Title:	Senior Vice President

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